SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report: October 11, 2005

(Date of Earliest Event Reported)

TRANSCONTINENTAL REALTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-09240	94-6565852
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1800 Valley View Lane, Suite 300

Dallas, Texas 75234

(Address of principal executive offices)

469-522-4200

(Registrant= s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

G Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

G Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

G Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

G Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 -- Other Events

Item 8.01. Other Events

The current portfolio of commercial properties of Transcontinental Realty Investors, Inc. ("TCI" or the "Company") includes three office buildings in the New Orleans, Louisiana central business district containing approximately 1.29 million rentable square feet. These buildings are known as the 1010 Common Building, the 225 Baronne Building and the Amoco Building.

During Hurricane Katrina, two of the New Orleans buildings suffered broken windows resulting in water damage on the higher floors. The rooftop cooling tower on one of the buildings was damaged. Two of the buildings were flooded in the lower levels. All broken or damaged windows in the buildings have been temporarily boarded. Electrical power and air conditioning have been restored in two of the three buildings. Although all three buildings are currently closed for business, tenants have been granted access on a limited basis. Certain tenants in the three buildings have indicated they might seek to terminate their leases due to their inability to conduct regular business in their leased office space. The Company is currently evaluating the rights of each tenant to exercise an early termination of their lease but does not believe such rights exist under these particular circumstances.

Until such time as the assessment of damages can be completed, management is unable to estimate the date by which the three New Orleans office buildings can be reopened. However, at the present time, TCI does not expect the temporary closure of these properties to have a material negative impact on its liquidity, capital resources, or operations.

TCI also includes in its current portfolio of residential apartment communities six properties containing 1,448 units in the Texas Gulf Coast Region. Hurricane Rita caused damage to the Company's Marina Landing and Island Bay Resort residential properties in Galveston, Texas. Another of TCI's residential apartment communities in Galveston suffered relatively minor damage from Hurricane Rita.

TCI and its representatives are working diligently to assess and remediate any damage to all of TCI's properties affected by Hurricanes Katrina and Rita, and to return the properties to full operational capacity as soon as practicable.

TCI has property damage and business interruption insurance which applies to all of its assets, including those assets located in the areas affected by Hurricanes Katrina and Rita. TCI is working closely with its insurance carriers and claims adjusters to ascertain the full extent of the damage caused by the two hurricanes and the insurance amounts ultimately due to TCI. At the present time management believes all losses arising from Hurricanes Katrina and Rita will be adequately covered by insurance, net of any required deductibles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly-caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly-authorized.

Dated: October 11, 2005 TRANSCONTINENTAL REALTY INVESTORS, INC.

By: /s/ Steven A. Abney

Steven A. Abney, Executive Vice President,

Chief Financial Officer and Acting Principal

Executive Officer